EXHIBIT 99.2

McDonald’s Names Joe Erlinger as New Leader for U.S. Business

CHICAGO, Nov. 3, 2019 /PRNewswire/ -- McDonald's Corporation ("the Company") (NYSE: MCD) today announced that Joe Erlinger, most recently President, International Operated Markets, has been appointed President, McDonald's USA, effective immediately. Erlinger's appointment follows the recent appointment of Chris Kempczinski as McDonald's President and Chief Executive Officer.

"Joe is a respected leader who is returning to the U.S. after working around the world for McDonald's," said Kempczinski. "He has a proven track record of driving strong results through collaboration with franchisees and a relentless focus on the customer. I am proud and excited that one of my first moves as CEO is to announce his appointment, and am confident in all he will bring to our U.S. business."

In his new role, Erlinger will be responsible for the business operations of approximately 14,000 McDonald's restaurants in the United States, reporting to Kempczinski.

"Our U.S. business is the heartbeat of McDonald's," said Erlinger. "I look forward to working with our franchisees to build upon the transformational progress in our largest market. With a talented team that is committed to running great restaurants, we have tremendous momentum to deliver on our brand promise to all of our customers."

About Joe Erlinger
Most recently, Joe Erlinger served as President, International Operated Markets, with overall responsibility for McDonald's wholly-owned markets outside the U.S. He began his McDonald's tenure in 2002, working in strategy and new business development before moving onto regional and international leadership positions around the world.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.  The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.